Exhibit 99.2
The RealReal Fourth Quarter and Full Year 2022 Stockholder Letter
Feb. 28, 2023

Dear Stockholders,

Earlier today we reported solid financial results for the fourth quarter and full year 2022, including improved gross profit and Adjusted EBITDA loss on a year-over-year basis. We plan to continue this momentum into 2023 and we have already made good progress both organizationally and operationally.

From an organizational standpoint, we announced the appointment of our new Chief Executive Officer (CEO) and board member, John Koryl. John is off to a great start and is quickly getting up-to-speed on the business. We are excited for John to lead The RealReal during this pivotal time for the company. John has deep operational experience in eCommerce, digital marketing, technology and luxury sales at organizations like Neiman Marcus, Williams-Sonoma and eBay. He will be focused on getting us to profitability, capturing operational efficiencies, and improving the client experience. We are also pleased to announce the addition of Luke Friang, our new Chief Technology & Product Officer (CTPO). Luke joins The RealReal with over 20 years of technology leadership experience at organizations like Zulilly, Lovevery and Costco. We believe John and Luke will contribute immediately to our progress toward profitability.

The early results from our key initiatives announced last quarter are encouraging. Specifically, those initiatives are (1) update our consignor commission structure, (2) improve efficiency and cut costs, (3) optimize product pricing, and (4) pursue potential new revenue streams. We continue to believe taking these steps will help us to achieve our path to profitability.

Regarding the first key initiative in November 2022, we updated our consignor commission rates and structure. The goals of the update were to optimize our take rate, limit the consignment of lower-value items, and increase our supply of higher-value items. We are closely monitoring the impacts of our recent changes and are encouraged by the early results. We have seen supply continue to come in, and value is growing faster than units, which is aligned with the intended goal of the changes.

The updates to our consignor commissions also included two elements to enhance the consignor experience. First, we added a dynamic tool to our website to allow consignors to calculate their potential earnings enhancing transparency to the consignment process. Additionally, we began rolling out our new consignor concierge team, which pairs each consignor with a small, dedicated team of consignment customer service experts. Early results indicate that the consignor concierge team helps resolve issues faster, increase certainty for our consignors, and improve the overall consignor experience. Going forward, we will continue to assess our approach to further optimize commission structure and enhance the consignor experience.

Regarding the second key initiative, earlier this month we announced a savings plan intended to reduce operating expenses. First, we announced a reduction in workforce that impacted approximately 7% of our total employee base. Second, we took actions to rationalize our real estate footprint by reducing the number of retail stores we operate and consolidating our office space. In addition, we are actively identifying and implementing efficiencies to drive cost savings in our operations, including re-prioritizing certain projects and curtailing non-headcount-related expenses. We believe our company-wide focus on managing costs and improving operational efficiency will position us to be a more productive and profitable organization going forward.

The third and fourth key initiatives, optimizing pricing and new revenue streams, show promise to drive profitable revenue. However, they are both in early stages, and we look forward to providing more details in the coming quarters.

Taken together, we are confident these key initiatives will help move the business to profitability and are meaningful changes in our business strategy. We are moving fast and with urgency, but we believe these key initiatives will take time, and their impact will not be meaningfully reflected in our financial results until later periods.

For the fourth quarter of 2022, we generated gross merchandise value (“GMV”) of $493 million, a year-over-year increase of 13%. GMV growth was driven by a 15% increase in orders partially offset by a 2% year-over-year decrease in average order value (AOV). Total revenue in the fourth quarter was up 10% year-over-year to $160 million. Revenue from consigned items grew 27%, partially offset by a 27% decrease in our Direct revenue. While this purposeful transition away from the unprofitable Direct business creates a short-term headwind to growth, we believe it will provide a boost to gross margins and profitability in 2023. Gross margin in the fourth quarter of 2022 improved to 60.5%, a 490-basis point increase year-over-year. Repeat buyers remained at 84% in the fourth quarter of 2022, which is consistent with the prior year period and demonstrates our strong buyer retention.

For full year 2022, we generated GMV of $1.8 billion, an increase of 23% compared to full year 2021. Revenue for full year 2022 was $603 million, an increase of 29% year-over-year. We ended 2022 with 997,000 active buyers on a trailing twelve month basis, up 25% compared to the end of 2021, which we view as a positive indicator of the appeal of our platform and the engagement of our community.

Our Adjusted EBITDA improved to $(20.2) million, or -12.6% of revenue in the fourth quarter of 2022, compared to $(26.9) million, or -18.5% of revenue, in the prior year. For full year 2022, our Adjusted EBITDA was $(112.4) million, or -18.6% of revenue, compared to an Adjusted EBITDA of $(126.9) million, or -27.2% of revenue in 2021.

We ended 2022 with $294 million of cash and cash equivalents on hand. We improved cash used in operating, investing, and financing activities in the fourth quarter of 2022 to $(7) million, compared to $(57) million in Q1, $(45) million in Q2, and $(15) million in Q3 of 2022. At the end of the year, we had $43 million of inventory, net, a decrease of $20 million compared to the end of the third quarter of 2022 and a decrease of $28 million compared to the end of fiscal year 2021. We expect that our owned inventory balance will decrease further throughout 2023.

Based on market conditions as of February 28, 2023, we are providing guidance for the first quarter 2023 for GMV, Total Revenue and Adjusted EBITDA, which is a Non-GAAP financial measure:

Q1 2023
GMV	$430 - $460 million
Total Revenue	$135 - $145 million
Adjusted EBITDA	$(35) - $(31) million

It is worth noting that historically for luxury and retail, the first quarter of the year is a more challenging quarter due to lower volume following the holiday season along with holiday returns and expense accruals. Our typical seasonality is that volume accelerates throughout the year, both from a supply and demand perspective.

We expect to provide full year guidance on our next earnings call once John Koryl, our new CEO, has had more time to assess our business and evaluate financial targets for full year 2023.

Regarding longer-range targets, we continue to project that The RealReal will be profitable on a full year Adjusted EBITDA basis in 2024. In early 2022, we provided long-range financial targets and projections for 2025, which were based on a number of assumptions. Given the recent change in leadership, we are reassessing these targets and expect to update them in the future.

We believe we are on the right track as a business. We have added new talented leadership and are aligning our strategy to pursue profitable growth. We believe The RealReal, with our strong brand recognition, technology and data capabilities, and full-service business model, is well-positioned to capture market share in the growing luxury resale space.

We have not reconciled forward-looking Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations including payroll tax expense on employee stock transactions that are not within our control, or other components that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future net income (loss).
Executive Summary

▪Solid Results for Fourth Quarter and Full Year 2022: Today, we reported financial and operational results for the fourth quarter and full year 2022 including year-over-year improvements in our gross profit and in our Adjusted EBITDA loss. In the fourth quarter, revenue from consigned items grew 23%, while Direct revenue decreased 27%.

▪New Leadership at The RealReal: Earlier this month, we announced the appointment of John Koryl as CEO of The RealReal. Rati and Robert will remain with the company in their previous capacities as President and COO, and CFO, respectively.

▪Continued Progress on Key Initiatives: During the fourth quarter of 2022, we made progress on our key initiatives: (1) update our consignor commission structure, (2) improve efficiency and cut costs, (3) optimize product pricing, and (4) pursue potential new revenue streams. We continue to believe these key initiatives will help us achieve our path to profitability.

▪Guidance for First Quarter 2023: Today, we provided forward-looking financial guidance for the first quarter of 2023. We expect to provide full year guidance on our next earnings call once John Koryl, our new CEO, has had more time to assess our business and evaluate financial targets for full year 2023.

▪Timeline to Profitability: We continue to project that The RealReal will be profitable on a full year Adjusted EBITDA basis in 2024.

In closing, we want to thank our entire team at The RealReal for their hard work and dedication in delivering these solid 2022 results, and we are excited to continue on our path of progress toward profitability as we move through 2023. Jointly, we work hard everyday to deliver on our commitment to be a responsible steward to the environment, to our employees and to our clients. We also want to thank our more than 31 million members as they join us on our mission to extend the life of luxury and make fashion more sustainable.

Rati Levesque

Robert Julian

Exhibit 99.2
Forward Looking Statements
This stockholder letter contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating and financial results, including our strategies, plans, commitments, objectives and goals, in particular in the context of recent geopolitical events and uncertainty surrounding macroeconomic trends, inflation and of the impacts of the COVID-19 pandemic, our ability to achieve anticipated savings in connection with our real estate reduction plan and associated workforce reduction; and our financial guidance, timeline to profitability, 2025 vision and long-range financial projections. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, the impact of the COVID-19 pandemic on our operations and our business environment, inflation, macroeconomic uncertainty, geopolitical instability, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations, labor shortages and other reasons.
More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investor.therealreal.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.
Non-GAAP Financial Measures
To supplement our unaudited and condensed financial statements presented in accordance with generally accepted accounting principles ("GAAP"), this stockholder letter and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA as a percentage of total revenue ("Adjusted EBITDA Margin"), non-GAAP net loss attributable to common stockholders, non-GAAP net loss per share attributable to common stockholders, basic and diluted. We have provided a reconciliation of the non-GAAP financial measures presented herein to the most directly comparable GAAP financial measures.
We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that non-GAAP financial measures we use may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies, including other companies in our industry.
Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure as an overall assessment of our performance, to evaluate the effectiveness of our business strategies and for business planning purposes. Adjusted EBITDA may not be comparable to similarly titled metrics of other companies.
We calculate Adjusted EBITDA as net loss before interest income, interest expense, other (income) expense net, provision (benefit) for income taxes, depreciation and amortization, further adjusted to exclude stock-based compensation, employer payroll tax on employee stock transactions, and certain one-time expenses. The employer payroll tax expense related to employee stock transactions are tied to the vesting or exercise of underlying equity awards and the price of our common stock at the time of vesting, which may vary from period to period independent of the operating performance of our business. Adjusted EBITDA has certain limitations as the measure excludes the impact of certain expenses that are included in our statements of operations that are necessary to run our business and should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.
In particular, the exclusion of certain expenses in calculating Adjusted EBITDA and Adjusted EBITDA Margin facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of stock-based compensation and the related employer payroll tax on employee stock transactions, excludes an item that we do not consider to be indicative of our core operating performance. Investors should, however, understand that stock-based compensation and the related employer payroll tax will be a significant recurring expense in our business and an important part of the compensation provided to our employees. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

The following table reflects the reconciliation of net loss to Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for each of the periods indicated (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Total revenue	$159,655	$145,125	$603,493	$467,692
Adjusted EBITDA Reconciliation:
Net loss	$(38,610)	$(52,195)	$(196,445)	$(236,107)
Depreciation and amortization	7,414	5,691	27,669	23,531
Interest income	(1,831)	(116)	(3,191)	(365)
Interest expense	2,458	6,157	10,472	21,531
Provision (benefit) for income taxes	76	(27)	172	56
EBITDA	(30,493)	(40,490)	(161,323)	(191,354)
Stock-based compensation (1)	9,118	12,478	46,138	48,802
CEO separation benefits (2)	46	—	948	—
CEO transition costs (3)	533	—	1,551	—
Payroll taxes expense on employee stock transactions	39	201	451	1,168
Legal fees reimbursement benefit (4)	—	(704)	(1,400)	(1,204)
Legal settlement (5)	—	1,601	456	13,389
Restructuring charges (6)	621	—	896	2,314
Other (income) expense, net	(38)	(1)	(171)	(23)
Adjusted EBITDA	$(20,174)	$(26,915)	$(112,454)	$(126,908)
Adjusted EBITDA (% of revenue)	(12.6)%	(18.5)%	(18.6)%	(27.1)%

(1) The stock-based compensation expense for the year ended December 31, 2022 includes a one-time charge of $1.0 million related to the modification of certain equity awards pursuant to the terms of the transition and separation agreement entered into with our founder, Julie Wainwright, in connection with her resignation as Chief Executive Officer ("CEO") on June 6, 2022 (the "Separation Agreement").
(2) The separation benefit charges for the year ended December 31, 2022 consists of base salary, bonus and benefits for the 2022 fiscal year, as well as an additional twelve months of base salary and benefits payable to Julie Wainwright pursuant to the Separation Agreement. In addition, see footnote 1 for disclosure regarding the incremental stock-based compensation expense incurred in connection with the Separation Agreement.
(3) The CEO transition charges for the year ended December 31, 2022 consist of general and administrative fees, including legal and recruiting expenses, as well as retention bonuses for certain executives incurred in connection with our founder's resignation on June 6, 2022.
(4) During the year ended December 31, 2022, we received insurance reimbursement of $1.4 million related to a legal settlement expense. During the year ended December 31, 2021, we received insurance reimbursement of $4.3 million related to legal fees for a certain matter, of which $3.1 million were applied to the legal expenses for the year ended December 31, 2021.
(5) The legal settlement charges for the year ended December 31, 2021 reflects legal settlement expenses arising from the settlement of a putative shareholder class action and derivative case.

(6) The restructuring charges for the year ended December 31, 2022 consists of employee severance payments and benefits. The restructuring charges for the year ended December 31, 2021 consist of the costs to transition operations from the Brisbane warehouse to our new Phoenix warehouse.
The following reflects the reconciliation of the discussion of operating expenses on a Non-GAAP basis to operating expenses on a GAAP basis (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Operating expenses:
Marketing	$14,659	$18,371	$63,128	$62,749
Operations and technology	71,799	62,923	279,110	235,829
Selling, general and administrative	48,097	43,914	195,160	176,418
Legal settlement	—	1,601	456	13,389
Total operating expenses (1)	$134,555	$126,809	$537,854	$488,385

(1) Includes stock-based compensation as follows:
Marketing	$435	$633	$2,209	$2,557
Operations and technology	3,919	5,606	19,822	21,395
Selling, general and administrative	4,764	6,239	24,107	24,850
Total	$9,118	$12,478	$46,138	$48,802